UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (01-07)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Thursday, May 24, 2007 at 10:00 a.m., local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect Stephen Dow, Mark McDade and Michael Schmertzler as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2007 (Proposal Two);

3. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon Surrey-Barbari
Corporate Secretary

South San Francisco, California
April 5, 2007

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 11, 2007. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2007 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS May 24, 2007
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
PROPOSAL TWO
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CYTOKINETICS, INCORPORATED
280 East Grand Avenue
South San Francisco, California 94080

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Cytokinetics, Incorporated (which we will refer to as the “Company” throughout this Proxy Statement) for use at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Thursday, May 24, 2007, at 10:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

The Company’s Annual Report and Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2006, are being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy, the Company’s Annual Report and Annual Report on Form 10-K will first be mailed on or about April 11, 2007 to all stockholders entitled to vote at the meeting.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF A STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Stockholders of record at the close of business on March 30, 2007 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one series of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”), and one series of undesignated Preferred Stock, $0.001 par value per share (the “Preferred Stock”). As of the Record Date, 120,000,000 shares of Common Stock were authorized and 46,812,256 shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to the Company at its principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the meeting and voting in person.

Voting

On all matters, each share has one vote. See Proposal One — Election of Three Class III Directors — Vote Required.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/cytk to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Company’s number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 23, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from Mellon Investor Services LLC, the Company’s Transfer Agent and Registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the enclosed proxy or its substitute, that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company no later than December 4, 2007. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF THREE CLASS III DIRECTORS

Nominees

The Company’s Board of Directors currently has eight authorized directors and consists of eight members. The Company has a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of A. Grant Heidrich and James H. Sabry, who will serve until the 2008 Annual Meeting of Stockholders;

•	Class II consists of Robert I. Blum, Charles Homcy and James A. Spudich, who will serve until the 2009 Annual Meeting of Stockholders; and

•	Class III consists of Stephen Dow, Mark McDade and Michael Schmertzler, who will serve until the 2007 Annual Meeting of Stockholders and stand for re-election as Class III Directors at such meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s three nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class III Directors and their biographical information are as follows:

•	Stephen Dow’s biographical information can be found below in the Board of Directors section.

•	Mark McDade’s biographical information can be found below in the Board of Directors section.

•	Michael Schmertzler’s biographical information can be found below in the Board of Directors section.

The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the Company’s Annual Meeting of Stockholders held in 2010 or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of the Company’s Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND II DIRECTORS RECOMMEND THAT
STOCKHOLDERS VOTE FOR THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2007

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2007, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interest of the Company.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are also expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM TO THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm in each of the last two fiscal years are:

	Years Ended
	December 31,
	2006	2005

Audit Fees	$641,600	$340,840
Audit Related Fees	—	—
Tax Fees	18,550	15,000
Other Fees	—	—

	$660,150	$355,840

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2006 and 2005.

Audit fees include fees associated with the annual audit of our financial statements, the interim review of our financial statements included in quarterly reports on Form 10-Q, fees associated with Sarbanes-Oxley compliance, audit services provided in connection with private placements of Common Stock completed during 2006, issuance of consents relating to registration statement filings with the SEC and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Tax fees include professional service fees for tax compliance services.

All auditing services and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and tax fees set forth in the table above were pre-approved by the Company’s Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2007, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities, (ii) each director and each nominee for director to the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all such executive officers, directors and nominees for director of the Company as a group. The number and percentage of shares beneficially owned are based on the aggregate of 46,812,029 shares of Common Stock outstanding as of February 28, 2007, adjusted as required by the rules promulgated by the SEC. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

	Number of	Percent of Common
Name and Address of Beneficial Owner	Shares	Stock Outstanding

5% Stockholders:
Wellington Management Company, LLP(1)	5,038,137	10.8%
75 State Street Boston, MA 02109
Federated Investors, Inc.(2)	4,811,100	10.3%
Federated Investors Tower Pittsburgh, PA 15222-3779
Amgen, Inc.(3)	3,484,806	7.4%
One Amgen Center Drive Thousand Oaks, CA 91320-1799
Entities affiliated with Sevin Rosen Funds(4)	3,167,692	6.8%
Two Galleria Tower 13455 Noel Road Dallas, TX 75240
Entities affiliated with Credit Suisse First Boston(5)	3,132,052	6.7%
Eleven Madison Ave. New York, NY 10010
Executive Officers and Directors:
James H. Sabry, M.D., Ph.D.(6)	945,800	2.0%
Robert I. Blum(7)	447,443	0.9%
Andrew A. Wolff, M.D., F.A.C.C.(8)	93,540	*
Sharon A. Surrey-Barbari(9)	100,276	*
David J. Morgans, Jr., Ph.D.(10)	171,957	*
Stephen Dow(11)	3,307,692	7.1%
Two Galleria Tower 13455 Noel Road Dallas, TX 75240
A. Grant Heidrich, III(12)	2,075,753	4.4%
Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025
Charles Homcy, M.D.(13)	57,500	*
Portola Pharmaceuticals 270 East Grand Avenue South San Francisco, CA 94080
Mark McDade(14)	14,166	*
PDL BioPharma 34801 Campus Drive Fremont, CA 94555

	Number of	Percent of Common
Name and Address of Beneficial Owner	Shares	Stock Outstanding

Michael Schmertzler(15)	3,120,261	6.7%
U.S. Private Equity Credit Suisse Eleven Madison Ave., 16th Floor New York, NY 10010
James A. Spudich, Ph.D.(16)	238,600	*
Stanford School of Medicine Beckman Center, Room B405 Stanford, CA 94305-5307
All directors and named executive officers as a group (11 persons)	10,572,988	21.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our Common Stock.

(1)	Based on a Schedule 13G filed with the SEC on February 14, 2007.

(2)	Based on a Schedule 13G filed with the SEC on February 13, 2007.

(3)	Based on a Schedule 13D filed with the SEC on January 8, 2007.

(4)	Based on a Schedule 13G filed with the SEC on February 15, 2007. Represents: (a) 3,690 shares of Common Stock held by Sevin Rosen Bayless Management Company; (b) 1,615,715 shares of Common Stock held by Sevin Rosen VI L.P.; (c) 127,235 shares of Common Stock held by Sevin Rosen Fund VI Affiliates Fund L.P.; (d) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; and (e) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (f) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; and (g) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2007. Includes 1,765,683 shares held in trust at Wells Fargo & Company. At the completion on May 3, 2004 of our initial public offering, all of the shares held by Credit Suisse First Boston affiliated entities, except for shares constituting 4.99% of the outstanding Common Stock of the Company on such date, were deposited in a voting trust having Wells Fargo Bank, N.A. as the trustee. Under the terms of the voting trust agreement, the trustee has the power to vote these shares as it believes in its sole judgment is in the best interests of the stockholders of the Company. In addition, the trustee is required to vote the shares to prevent the election of more than one Credit Suisse First Boston affiliate as a director of the Company. Each entity that deposits shares will retain the power to remove its shares from the voting trust or sell its shares to third parties so long as the transferee is not affiliated with Credit Suisse First Boston or is otherwise considered an eligible transferee under the terms of the voting trust agreement. The voting trust agreement will expire in April 2014, or such earlier time as Credit Suisse First Boston ceases to be an affiliate of the Company.

(6)	Represents: (a) 199,500 shares of Common Stock held by the Sabry-Spence Family Trust, and (b) 746,300 shares of Common Stock underlying options granted to Dr. Sabry that are exercisable within 60 days of February 28, 2007.

(7)	Represents: (a) 65,000 shares of Common Stock held by Mr. Blum; (b) 12,500 shares of Common Stock held by The Brittany Blum 2003 Irrevocable Trust; (c) 12,500 shares of Common Stock held by The Bridget Blum 2003 Irrevocable Trust; and (d) 357,443 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2007, of which 47,309 shares underlying such options would remain subject to the Company’s repurchase right upon termination of Mr. Blum’s service relationship with the Company.

(8)	Represents 93,540 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 28, 2007.

(9)	Represents: (a) 4,735 shares of Common Stock held by Ms. Surrey-Barbari, and (b) 95,541 shares of Common Stock underlying options granted to Ms. Surrey-Barbari that are exercisable within 60 days of February 28, 2007.

(10)	Represents: (a) 45,000 shares of Common Stock held by Dr. Morgans, and (b) 126,957 shares of Common Stock underlying options granted to Dr. Morgans exercisable within 60 days of February 28, 2007.

(11)	Based on a Schedule 13G filed with the SEC on February 15, 2007 for entities affiliated with Sevin Rosen Funds. Represents: (a) 3,690 shares of Common Stock held by Sevin Rosen Bayless Management Company; (b) 1,615,715 shares of Common Stock held by Sevin Rosen VI L.P.; (c) 127,235 shares of Common Stock held by Sevin Rosen Fund VI Affiliates Fund L.P.; (d) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; (e) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (f) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; (g) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.; (h) 125,000 shares of Common Stock held by the Dow Family Trust; and (i) 15,000 shares of Common Stock underlying options granted to Mr. Dow that are exercisable within 60 days of February 28, 2007. Stephen Dow is a general partner of each of the Sevin Rosen entities except for Sevin Rosen Bayless Management Company, of which he is a Vice President. Mr. Dow disclaims beneficial ownership of the shares held by entities affiliated with Sevin Rosen Funds, except to the extent of his proportionate partnership interest therein.

(12)	Based in part on a Schedule 13G filed with the SEC on February 13, 2006 for entities affiliated with Mayfield. Represents: (a) 1,781,358 shares of Common Stock held by Mayfield IX; (b) 93,755 shares of Common Stock held by Mayfield Associates Fund IV; (c) 142,895 shares of Common Stock held by Cell Trust; (d) 13,705 shares of Common Stock held by Cell Trust II; (e) 29,040 shares of Common Stock held by The A. Grant III & Jeanette Yvonne Heidrich Community Property Trust; and (f) 15,000 shares of Common Stock underlying options granted to Mr. Heidrich that are exercisable within 60 days of February 28, 2007. A. Grant Heidrich is a Managing Director of Mayfield IX Management, L.L.C. and a General Partner of Mayfield IX and Mayfield Associates Fund IV. Mr. Heidrich disclaims beneficial ownership of the shares held by entities affiliated with Mayfield, except to the extent of his proportionate partnership interest therein.

(13)	Represents 57,500 shares of Common Stock underlying options granted to Dr. Homcy that are exercisable within 60 days of February 28, 2007.

(14)	Represents 14,166 shares of Common Stock underlying options granted to Mr. McDade that are exercisable within 60 days of February 28, 2007.

(15)	Based in part on a Schedule 13G filed with the SEC on February 14, 2007, and information provided by Credit Suisse. Represents: (a) 2,227,895 shares of Common Stock held by Credit Suisse First Boston Equity Partners, L.P.; (b) 622,753 shares of Common Stock held by Credit Suisse First Boston Equity Partners (Bermuda), L.P.; (c) 144,000 shares of Common Stock held by EMA Private Equity Fund 2000, L.P.; (d) 108,631 shares of Common Stock held EMA Partners Fund 2000, L.P.; and (e) 1,982 shares of Common Stock held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; and (f) 15,000 shares of Common Stock underlying options granted to Mr. Schmertzler that are exercisable within 60 days of February 28, 2007. Michael Schmertzler is a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P. Mr. Schmertzler disclaims beneficial ownership of the shares held by entities affiliated with Credit Suisse First Boston except to the extent of his proportionate partnership or membership interest therein.

(16)	Represents: (a) 213,600 shares of Common Stock held by held by Dr. Spudich; and (b) 25,000 shares of Common Stock underlying options granted to Dr. Spudich that are exercisable within 60 days of February 28, 2007.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

BOARD OF DIRECTORS

The following table sets forth for each Class I Director, each Class II Director, and each Class III Director of the Company, in alphabetical order, their ages and present positions with the Company as of March 31, 2007.

Name	Age	Position

Robert I. Blum	43	President and Chief Executive Officer; Class II Director
Stephen Dow(1)(2)	51	Class III Director
A. Grant Heidrich, III(1)(3)	54	Class I Director
Charles Homcy, M.D.	58	Class II Director
Mark McDade(3)	51	Lead Outside Director; Class III Director
James H. Sabry, M.D., Ph.D.	48	Executive Chairman of the Board of Directors; Class I Director
Michael Schmertzler(1)(3)	55	Class III Director
James A. Spudich, Ph.D.(2)	65	Class II Director

(1)	Member of Audit Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of Compensation Committee.

There is no family relationship between any director and executive officer of the Company.

Robert I. Blum was appointed as our President and Chief Executive Officer in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc., a biopharmaceutical company, since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Stephen Dow has served as a member of our Board of Directors since April 1998. Mr. Dow has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1983. Since 1989, Mr. Dow has served on the Board of Directors of Citrix Systems Inc., an enterprise software company. Mr. Dow received a B.A. in Economics and an M.B.A. from Stanford University.

A. Grant Heidrich, III has served as a member of our Board of Directors since April 1998. Mr. Heidrich has been a Managing Director of certain funds at Mayfield Fund, a venture capital firm, since 1983. Mr. Heidrich currently serves as a member of the Board of Directors of Millennium Pharmaceuticals, Inc., a biopharmaceutical company, and PolyFuel, Inc., a fuel cell technology company. Mr. Heidrich received a B.A. in Human Biology from Stanford University and an M.B.A. from Columbia University.

Charles Homcy, M.D. has served as a member of our Board of Directors since February 2003. Since November 2003, Dr. Homcy has served as Chief Executive Officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company. From January 2003 to November 2003, Dr. Homcy served as Senior Research and Development Advisor of Millennium Pharmaceuticals, Inc. From February 2002 to December 2002, Dr. Homcy served as the President of Research and Development at Millennium Pharmaceuticals. From 1995 to February 2002, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., where he served as a member of the Board of Directors from 1998 to February 2002. From 1994 to March 1995, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories (now a division of Wyeth-Ayerst

Laboratories). From 1990 to 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle Laboratories. Dr. Homcy currently serves on the Board of Directors of Millennium Pharmaceuticals, Kosan Biosciences, Inc. and Geron Corporation. Dr. Homcy received an A.B. in Biology and an M.D. from Johns Hopkins University.

Mark McDade has served as a member of our Board of Directors since April 2005. In January 2007, Mr. McDade was appointed Lead Outside Director of the Board of Directors. Since November 2002, Mr. McDade has served as Chief Executive Officer and a director of PDL BioPharma Inc., a biotechnology company. From December 2000 until November 2002, he served as Chief Executive Officer of Signature BioScience, Inc., a biopharmaceutical company. Prior to that, he co-founded and served as Chief Operating Officer at Corixa Corporation, a biopharmaceutical company, from September 1994 until December 1998, and as President and Chief Operating Officer from January 1999 to November 2000. Mr. McDade also serves on the Board of Directors of two privately held companies. Mr. McDade received a B.A. in History from Dartmouth College and an M.B.A. from the Harvard Business School.

James H. Sabry, M.D., Ph.D. co-founded the Company in August 1997 and has been a member of our Board of Directors since the Company’s inception. In January 2007, Dr. Sabry was appointed Executive Chairman of the Board of Directors. Previous to that appointment, Dr. Sabry served as our Chief Executive Officer, and from August 1997 through January 2006, he served as both our President and Chief Executive Officer. Prior to co-founding the Company, Dr. Sabry held faculty positions at the University of California, San Francisco, from 1989 to 1998, and Harvard Medical School from 1984 to 1987. Dr. Sabry received an M.D. from Queens University and a Ph.D. in Cell Biology from the University of California, San Francisco.

Michael Schmertzler has served as a member of our Board of Directors since April 2003. Since 2001, Mr. Schmertzler has been a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking company. Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and Managing Director, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb, an investment banking firm. Mr. Schmertzler has been an Adjunct Professor at Yale University since 1997. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School.

James A. Spudich, Ph.D. co-founded our company in August 1997 and has served as a member of our Board of Directors since the Company’s inception. From September 1998 to September 1999, he served as our Principal Scientist. Dr. Spudich is the Douglass M. Nola Leishman Professor in Cardiovascular Disease and Professor of Biochemistry and Developmental Biology at Stanford University, where he has been a member of the faculty since 1977. From 1994 to 1998, Dr. Spudich served as Chairman of Stanford University’s Department of Biochemistry. From 1979 to 1984, he was Chairman of Stanford’s Department of Structural Biology. He was elected a member of the American Academy of Arts and Sciences in 1997 and a member of the National Academy of Sciences in 1991. Dr. Spudich is also a member of our Scientific Advisory Board. Dr. Spudich received a B.S. in Chemistry from the University of Illinois and a Ph.D. in Biochemistry from Stanford University.

Independence of Directors

The Board of Directors has determined that directors Stephen Dow, A. Grant Heidrich, Mark McDade, Michael Schmertzler, and James A. Spudich are each independent as defined under the NASDAQ Stock Market, Inc. listing standards. The Board has also determined that each member of the Compensation Committee and Nominating and Governance Committee is independent as defined under the NASDAQ Stock Market, Inc. listing standards, and that each member of the Audit Committee is independent as defined under the NASDAQ Stock Market, Inc. listing standards as well as the applicable SEC rules.

Board Meetings and Committees

The Board of Directors of the Company held a total of sixteen meetings during the fiscal year ended December 31, 2006. None of the directors serving throughout fiscal year 2006 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served. The Board of Directors has a standing Audit Committee that oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, a standing Compensation Committee and a standing Nominating and Governance Committee.

The Audit Committee consists of directors Stephen Dow, A. Grant Heidrich and Michael Schmertzler. The Board of Directors has determined that Stephen Dow is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Company maintains a copy of the Audit Committee charter on its website: www.cytokinetics.com. The Audit Committee reviews the Company’s critical accounting policies and practices, consults with and reviews the services provided by the Company’s independent registered public accounting firm and selects the independent registered public accounting firm for the Company. The Audit Committee held sixteen meetings during fiscal year 2006.

The Compensation Committee consists of directors A. Grant Heidrich, Mark McDade and Michael Schmertzler. The Compensation Committee reviews and approves the salaries and incentive compensation of the Company’s officers and administers the Company’s stock plans and employee benefit plans. The Board of Directors has adopted a written charter for the Compensation Committee. The Company maintains a copy of the Compensation Committee charter on its website: www.cytokinetics.com. On March 14, 2007, the Compensation Committee delegated to Robert I. Blum the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for all new hires at or below a senior director level. All new hire grants to employees above a senior director level, including officers of the Company, are approved by the Compensation Committee. In addition, the Compensation Committee approves the annual stock option grants for all employees as part of the annual performance review process.

The Compensation Committee has engaged the services of Frederic W. Cook & Co., a nationally recognized third-party professional executive compensation consulting firm to assist in benchmarking data from competitive peer group companies. On the basis of this report and performance assessments, management makes recommendations to the Compensation Committee. The Compensation Committee, in consultation with our third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits).

The Compensation Committee held four meetings during the fiscal year 2006.

The Nominating and Governance Committee consists of directors Stephen Dow and James A. Spudich. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The Company maintains a copy of the Nominating and Governance Committee charter on its website: www.cytokinetics.com.  The Nominating and Governance Committee is responsible for developing a Board of Directors capable of advising the Company’s management in fields related to current or future business directions of the Company, and regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. The Nominating and Governance Committee held two meetings during the fiscal year 2006.

The Nominating and Governance Committee approves all nominees for membership on the Board of Directors, including the slate of Director nominees to be proposed by the Board of Directors to our stockholders for election or any Director nominees to be elected or appointed by the Board of Directors to fill interim Director vacancies on the Board of Directors.

In addition, the Nominating and Governance Committee appoints directors to committees of the Board of Directors and suggests rotation for Chairpersons of committees of the Board of Directors as it deems desirable from time to time; and evaluates and recommends to the Board of Directors the termination of membership of individual directors in accordance with the Board of Directors’ corporate governance principles, for cause or other appropriate reasons (including, without limitation, as a result of changes in directors’ employment or consulting status).

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors of the Company. The Nominating and Governance Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board of Directors for appointment or nomination to Company stockholders. The Nominating and Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of the Company’s stockholders. The Company has in the past used, and the Nominating and Governance Committee intends to use in the future, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board of Directors. For these services, the executive recruiting firm is paid a fee. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080

OR by email to investors@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. The Nominating and Governance Committee has not established a procedure for considering nominees for director nominated by the Company’s stockholders. The Board of Directors believes that our independent committee can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders, but directors are encouraged to attend such meetings of the Company’s stockholders. James H. Sabry attended the 2006 annual meeting.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended 2006, directors A. Grant Heidrich, Michael Schmertzler and Mark McDade served on the Compensation Committee. No current or former member of the Compensation Committee or executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. The current and former members of the Compensation Committee have not been officers or employees of the Company while a member of the Compensation Committee during the fiscal year ended 2006.

EXECUTIVE OFFICERS

The following table sets forth the names of the Company’s executive officers, in alphabetical order, who are not also directors of the Company, their ages and present positions with the Company as of March 31, 2007:

Name	Age	Position

David W. Cragg	51	Vice President, Human Resources
David J. Morgans, Jr., Ph.D.	54	Senior Vice President, Preclinical Research and Development
Sharon A. Surrey-Barbari	52	Senior Vice President, Finance and Chief Financial Officer
Jay K. Trautman, Ph.D.	48	Vice President, Discovery Research & Technology
Andrew Wolff, M.D., F.A.C.C.	52	Senior Vice President, Clinical Research Development and Chief Medical Officer

David W. Cragg has served as our Vice President, Human Resources since February 2005. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc., a biotechnology company. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

David J. Morgans, Jr., Ph.D. has served as our Senior Vice President, Preclinical Research and Development since March 2006. He served as our Senior Vice President, Drug Discovery and Development from October 2003 to March 2006. From March 2002 to September 2003, he served as our Senior Vice President, Drug Discovery and from January 2002 to February 2002, he served as our Vice President, Drug Discovery. From October 2000 to December 2001, he served as our Vice President, Chemistry. From July 1998 to October 2000, Dr. Morgans served as Vice President of Research for Iconix Pharmaceuticals, Inc., a biopharmaceutical company. From March 1995 to July 1998, he was Vice President, Inflammatory Diseases at Roche Bioscience, a pharmaceutical company. From 1983 to 1995, he held various positions at Syntex Corporation, a pharmaceutical company, most recently as Director, Medicinal Chemistry. From 1980 to 1983, Dr. Morgans was Assistant Professor of Chemistry at University of California, Santa Cruz. Dr. Morgans received a B.S. in Chemistry from Saint Joseph’s University in Philadelphia and a Ph.D. in Chemistry from Columbia University.

Sharon A. Surrey-Barbari has served as our Senior Vice President of Finance and Chief Financial Officer since September 2004. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc., a biopharmaceutical company. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Surrey-Barbari received a B.S. in Accounting from San Jose State University.

Jay K. Trautman, Ph.D. has served as our Vice President, Discovery Research and Technology since February 2007. He served as our Vice President, Research from March 2006 to February 2007. From September 2005 to March 2006, he served as our Vice President, Discovery Biology and Technology. Prior to that he served as Vice President, Technology from May 2003 to September 2005. He served as our Vice President, Cell Technologies from June 2002 to May 2003. From March 2000 to June 2002, he served as the Chief Executive Officer of Praelux Incorporated, a research and development company and wholly owned subsidiary of Amersham Biosciences Corp. From March 1996 to March 2000, Dr. Trautman held a variety of positions at Praelux and its predecessor company, SEQ Ltd., and was responsible for directing research and development activities. Dr. Trautman received a B.S. in Chemistry from the University of Washington and a Ph.D. in Chemistry from Cornell University.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer since September 2004. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, a biopharmaceutical company, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers at the Company.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual goals and objectives of the Company, and which aligns executives’ interests with those of stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a defined group of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include a mix of salary, cash bonuses, and stock option grants that reward performance as measured against established corporate goals and provide the appropriate level of incentives to retain the named executive officers. Each element of compensation and the practices utilized to evaluate and inform the Compensation Committee’s decision are discussed in detail below.

Benchmarking of Cash and Equity Compensation

The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the life sciences industry. To provide independent and expert advice on appropriate rewards the Compensation Committee has engaged the services of Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to perform an analysis of the executive compensation practices of 14 publicly held companies in the life sciences industry. These companies were chosen for inclusion in the analysis based on certain business characteristics similar to ours, including, but not limited to similar business model, stage of development, employee headcount, and market capitalization. The Compensation Committee utilizes the cash and equity components from this benchmarking analysis to define a total compensation package for each executive based on his or her contribution, current compensation package, market trends, competitive position, retention risks and overall company performance. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business objectives that may be unique to us, we generally believe that gathering this information is an important aspect of appropriate diligence in evaluating our compensation-related decisions. The Compensation Committee intends to retain the services of third-party executive compensation specialists from time to time, as the Compensation Committee sees fit.

Role of Executive Officers in Compensation Decisions

The Executive Chairman and the President and Chief Executive Officer aid the Compensation Committee by providing recommendations regarding the compensation of all executive officers other than themselves. Each named executive officer, with the exception of the Executive Chairman, participates in an annual performance review with his or her respective manager, to provide input about his or her contributions to the Company’s goal and objectives for the period being assessed. The Executive Chairman participates in a similar review with the Compensation Committee. The recommendations of management are assessed in the context of each named executive officer’s performance against both the Company’s and the individual’s personal goals, along with competitive benchmarking information provided to both management and the Compensation Committee with respect to salary, bonus and equity compensation for each executive officer.

Compensation Components

Base Salary.  Generally we believe that base salaries should be competitive to the San Francisco Bay area marketplace and appropriately benchmarked based on each executive’s experience, level and scope of responsibilities. We set the midpoint of all of our salary structures at the 60th percentile of the San Francisco Bay area marketplace to ensure an executive’s base salary is competitive relative to the local job market, which helps to minimize any potential competitive disadvantage. Base salary is the only area of compensation where we intentionally position executive pay to be above the median. Base salaries are generally reviewed annually, and the Compensation Committee will seek to adjust base salary amounts to realign salaries with market levels, after taking into account individual responsibilities, performance and experience. We generally expect our executive base salaries to fall between the median and the 75th percentile of our defined peer group of companies. Base salaries for executives recruited in a newly public company may tend to be more aggressive due to the perceived lower upside potential in equity appreciation. Our objective is to have executive merit salary increases align with the Company’s overall budgeted merit salary percentage increase for the year. Promotions and adjustments due to changes in or the expansion of an individual executive’s responsibilities are generally expected to be rewarded independent of the merit budget.

Salary increases awarded to the named executive officers in 2006 were based on the 2005 performance of each named executive officer against both the Company’s and the individual’s personal goals and the competitive data provided by our third-party executive compensation consultants. The salaries paid to the named executive officers in fiscal year 2006 were as follows: Dr. James H. Sabry, $431,667, Robert I. Blum, $347,500, Dr. Andrew Wolff, $338,333, Sharon A. Surrey-Barbari, $318,333 and Dr. David J. Morgans, $297,500.

Salary increases based on the 2006 performance of each named executive officer, which were based on a review of each officer’s respective performance against both the Company’s goals and the individual’s personal goals, the competitive salary data provided by our third-party executive compensation consultants for each position, and consideration of the role each executive will play in 2007, were as follows: Dr. James H. Sabry, Executive Chairman, 0%, Robert I. Blum, President and Chief Executive Officer, 14%, Dr. Andrew Wolff, Senior Vice President Clinical Research and Development and Chief Medical Officer, 3%, Sharon A. Surrey-Barbari, Senior Vice President Finance and Chief Financial Officer, 4%, and. Dr. David J. Morgans, Senior Vice President Pre-Clinical Research and Development, 7%. These salary increases were effective March 1, 2007, with the exception of Mr. Blum’s, which was effective January 17, 2007, the date of his appointment to his current position of President and Chief Executive Officer.

Annual Bonus.  In addition to base salaries, we believe that performance-based cash bonuses plan an important role in providing incentives to our executives to achieve defined annual corporate goals. An executive’s performance-based target bonus is determined using two criteria, the maximum annual bonus that can be achieved, which is expressed as a percentage of such executive’s salary, and the performance against established goals that is used to determine the amount of the actual target bonus that is paid. The target bonus percentages are set at levels that, upon achievement of 100% of established goals for the Company and the individual, are likely to result in bonus payments that the Compensation Committee believes to be at or near the median of target bonus amounts for comparable companies and similar executive positions. The more senior an executive’s position within the Company, the greater percentage of their bonus is weighted to the achievement of corporate goals. At the Chief Executive Officer level, 100% of the executive’s bonus is based on the achievement of the corporate goals. For all other executive positions, 75% of the executive’s bonus is based on the achievement of corporate goals. Management prepares a detailed set of corporate goals covering the expected operating and financial performance of the Company for the fiscal year. These corporate goals are then reviewed and approved by the Compensation Committee. Individual goals for certain named executive officers are derived from the corporate goals that relate to their respective functional area. The goals are set to be challenging but achievable and have predefined achievement objectives that are measurable and well-defined. Management provides an update on the progress against these goals at each Board of Directors meeting and at Company meetings to ensure that appropriate urgency and attention is devoted to the achievement of the goals. At the end of each year, the Compensation Committee determines the level of achievement for each corporate goal and awards credit for the achievement of goals as a percentage of the target bonus. Final determinations as to bonus levels are then based on the achievement of these corporate goals, as well as the Compensation Committee’s assessment as to the Company’s overall success and the development of our business. Actual bonuses are paid to the executives by March 15th of the subsequent calendar year and may be above or below target bonus levels, at the discretion of the Compensation Committee.

During the Compensation Committee’s review of executive compensation on March 1, 2006, utilizing the competitive data presented by our third party executive compensation consultants, the Compensation Committee adjusted the target bonus levels for some of the executive positions to maintain a competitive bonus structure in relation to our identified peer group. The changes were: the Chief Executive Officer’s target bonus moved from 40% to 50% of base salary; a target bonus of 40% of base salary was established for the President; and the target bonus for Senior Vice Presidents was increased from 25% to 30% of base salary. No adjustment was made at the Vice President level, for which the target bonus remained at 25% of base salary.

After review of the Company’s performance against goals for fiscal year 2006 the Compensation Committee determined the Company achieved approximately 66% of its goals for the year. This percentage of achievement against company goals was utilized for calculating the corporate portion of each executive officer’s bonus payment. This corporate achievement level combined with each named executive officer’s individual goals achievement resulted in the following bonus payments: Dr. James H. Sabry, $143,550, Robert I. Blum, $100,800, Dr. Andrew A. Wolff, $64,515, Sharon A. Surrey-Barbari, $71,520 and Dr. David J. Morgans, $63,675. These bonuses were paid to executives on March 15, 2007.

In March 2007, the Compensation Committee established target bonus percentages for 2007 as follows: Dr. James H. Sabry, Executive Chairman, 40%, Robert I. Blum, President and Chief Executive Officer, 50%, Dr. Andrew Wolff, Senior Vice President Clinical Research and Development and Chief Medical Officer, 30%, Sharon A. Surrey-Barbari, Senior Vice President Finance and Chief Financial Officer, 30%, and Dr. David J. Morgans, Senior Vice President Pre-Clinical Research and Development, 30%.

In March 2007, the Compensation Committee also determined the corporate goals that it will apply in determining executive bonuses for 2007.

Equity Awards.  We believe that providing a portion of our executives’ total compensation package in stock option awards aligns the incentives of our executives with the interests of our stockholders and provides a link between the creation of stockholder value and the long-term success of the Company. The Compensation Committee develops its equity award determinations based on information provided by third-party executive consultants as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

All 14 of the companies identified as our peer companies granted stock options as part of compensation to executives. Four of the peer companies utilized restricted stock, but only one utilized it as a regular part of their compensation program. At the present time, we haven chosen to utilize stock option grants as the only equity awards provided to executive officers and employees, but we will continue to evaluate this tool based on industry practices and the competitive market place.

The Company offers stock options to all our executives upon their joining the Company and again annually as part of our performance review and rewards process. New hire grants to executives are made at the first Compensation Committee meeting following their date of hire, and annual grants are made at the first Compensation Committee meeting that is held on or after March 1. New hire grants begin vesting at the date of hire and have an exercise price per share based on the closing price of the Company’s Common Stock on the date of grant. These new hire option grants generally vest over four years, with 25% of the award vesting at a one year and the remaining amount of the award vesting monthly over the remaining three years. New hire and annual option grant targets are based on competitive market data and shares available from our 2004 Equity Incentive Plan. The material terms of the 2004 Equity Incentive Plan are further described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K. Executive officer level grants are determined by evaluating certain data for each officer position, which includes but is not limited to: reviewing the percentage options granted to each executive officer in relationship to the total number of options granted to all employees including all the Company’s executive officers, and comparing this data to similar positions held by individuals in our peer group of companies; evaluating the current and potential value of all vested and unvested options that have been granted to the individual; and the current in-the-money value of the individual’s stock option grants.

In March 2006, the Compensation Committee awarded our then-Chief Executive Officer, James H. Sabry, options to purchase 150,000 shares of Common Stock in line with his contribution and competitive market data. Our then-President, Robert I. Blum, was awarded an option to purchase 100,000 shares of Common Stock in recognition of his contributions and the increased responsibilities associated with his promotion to President in February 2006. The Senior Vice President Preclinical Research and Development, David J. Morgans, Senior Vice President Finance and Chief Financial Officer, Sharon A. Surrey-Barbari, and the Senior Vice President Clinical Research and Development and Chief Medical Officer, Andrew A. Wolff, were each awarded options to purchase 60,000 shares of Common Stock in recognition of their contributions.

Severance Benefits or Employment Agreements

We have entered into Executive Employment Agreements with each of our named executive officers. These agreements provide for salary continuation and bonus payments should certain conditions take place upon change of control of the company. The terms of these agreements are described in more detail in the section entitled “Potential Payments Upon Termination or Change of Control.” We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented senior executives. These agreements are in line with reasonable and customary practices at an officer level.

Other Compensation

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

A. Grant Heidrich
Mark McDade
Michael Schmertzler

Dated: April 5, 2007

Summary Compensation Table

The following table below summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal year ended December 31, 2006:

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus		Option Awards	Compensation	Compensation		Total
Name and Principal Positions	Year	$(1)	($)		($)(2)	($)(3)	($)		($)

James H. Sabry, M.D., Ph.D.(4)	2006	$431,667	—		$482,217	$143,550	$60,610	(4)	$1,118,044
Executive Chairman of the Board of Directors
Robert I. Blum(4)	2006	$347,500	$38,300	(5)	$471,748	$100,800	—		$958,348
President and Chief Executive Officer
Andrew Wolff, M.D., F.A.C.C.	2006	$338,333	—		$262,700	$64,515	—		$665,548
Senior Vice President, Clinical Research and Development and Chief Medical Officer
Sharon A. Surrey-Barbari	2006	$318,333	—		$249,883	$71,520	—		$639,736
Senior Vice President, Finance and Chief Financial Officer
David J. Morgans, Jr., Ph.D.	2006	$297,500	$31,600	(6)	$256,191	$63,675	$47,029	(7)	$695,995
Senior Vice President, Preclinical Research and Development

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to the Company’s 401(k) employee savings and retirement plan.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Accounting Standards (“SFAS”) No. 123R, of awards pursuant to the Company’s equity incentive plans, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(3)	Represents amounts earned in 2006 pursuant to the Company’s Employee Bonus Plan and paid on March 15, 2007.

(4)	Represent principal and interest related to an interest-bearing loan we entered into with Dr. Sabry on November 12, 2001. 100% of the interest is forgiven each year and 25% of the principal amount is forgiven on a pro rata basis over a period of four years beginning on the fifth anniversary of the loan as long as Dr. Sabry is still employed by the Company. See “Certain Business Relationships and Related Party Transactions — Loans to Management.” If Dr. Sabry’s employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

(5)	Represents the amount earned under Mr. Blum’s Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(6)	Represents the amount earned under Dr. Morgans’ Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(7)	Represents (a) $46,390 of principal and interest related to interest-bearing loans we entered into with Dr. Morgans on October 18, 2000 and May 20, 2002, and (b) $639 for reimbursements of taxes owed by Dr. Morgans related to other benefit payments made to him during the year. With respect to the interest-bearing loans to Dr. Morgans, 100% of the interest is forgiven each year and 25% of the principal amount is forgiven on a pro rata basis over a period of 4 years beginning on the fifth anniversary of each loan as long as Dr. Morgans is still employed by the Company. See “Certain Business Relationships and Related Party Transactions — Loans

to Management.” If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan will be forgiven.

Employment and Other Agreements

The Company has Executive Employment Agreements with each of the executive officers, including those named in the Summary Compensation Table.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen month period following a change of control of the Company, they resign for good reason or are terminated by the Company or its successor other than for cause — see “Potential Payments Upon Termination or Change of Control” below.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2006:

					Other Option
					Awards:	Exercise	Grant Date
					Number of	or Base	Fair Value of
		Estimated Future Payouts Under Non-			Securities	Price of	Stock and
		Equity Incentive Plan Awards(1)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	($)	($)

James H. Sabry, M.D., Ph.D.	3/1/06	—	—	—	150,000	$7.15	$743,625
	3/1/06	$0	$217,500	$261,000
Robert I. Blum	3/1/06	—	—	—	100,000	$7.15	$495,750
	3/1/06	$0	$140,000	$168,000
Andrew Wolff, M.D., F.A.C.C.	3/1/06	—	—	—	60,000	$7.15	$297,450
	3/1/06	$0	$102,000	$122,400
Sharon A. Surrey-Barbari	3/1/06	—	—	—	60,000	$7.15	$297,450
	3/1/06	$0	$96,000	$115,200
David J. Morgans, Jr., Ph.D.	3/1/06	—	—	—	60,000	$7.15	$297,450
	3/1/06	$0	$90,000	$108,000

(1)	Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2006. Amounts actually earned under the plan in 2006 are reflected in the Summary Compensation Table above.

(2)	All options granted to the named executive officers in 2006 were granted under the 2004 Equity Incentive Plan. Each option vests monthly over a four-year period.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information regarding unexercised stock options held by each named executive officer as of December 31, 2006:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise Price	Expiration
Name	Exercisable	Unexercisable(1)		($)	Date

James H. Sabry, M.D., Ph.D.	62,500	—		$0.58	09/28/2009
	177,586	—		$0.58	11/14/2010
	280,413	15,001	(2)(4)	$1.20	07/10/2012
	70,312	4,688	(4)	$1.20	05/21/2013
	59,468	27,032		$6.50	03/08/2014
	37,187	47,813		$6.59	04/11/2015
	28,125	121,875		$7.15	03/01/2016
Robert I. Blum	12,499	—		$0.58	11/14/2010
	107,499	7,501	(2)(5)	$1.20	07/10/2012
	35,156	2,344	(5)	$1.20	05/21/2013
	85,155	56,770	(2)(5)	$2.00	12/18/2013
	19,687	25,313		$6.59	04/11/2015
	18,750	81,250		$7.15	03/01/2016
Andrew Wolff, M.D., F.A.C.C.	61,875	48,125	(3)	$9.91	10/20/2014
	5,469	7,031		$6.59	04/11/2015
	11,250	48,750		$7.15	03/01/2016
Sharon A. Surrey-Barbari	61,875	48,125	(3)	$9.95	09/15/2014
	7,219	9,281		$6.59	04/11/2015
	11,250	48,750		$7.15	03/01/2016
David J. Morgans, Jr., Ph.D.	7,500	2,500	(2)(6)	$1.20	07/10/2012
	51,093	3,407	(6)	$1.20	05/21/2013
	23,375	10,625		$6.50	03/08/2014
	21,875	28,125		$6.59	04/11/2015
	11,250	48,750		$7.15	03/01/2016

(1)	Except as noted below in notes (2) and (3), options in the table vest monthly over a four year period.

(2)	This option vests monthly over a five year period.

(3)	This option vests 25% after one year and the remainder of the shares vest ratably monthly over the following three years.

(4)	As of December 31, 2006, these shares are subject to repurchase by the Company at the original purchase price if Dr. Sabry’s service relationship with the Company is terminated.

(5)	As of December 31, 2006, these shares are subject to repurchase by the Company at the original purchase price if Mr. Blum’s service relationship with the Company is terminated.

(6)	As of December 31, 2006, these shares are subject to repurchase by the Company at the original purchase price if Dr. Morgans’ service relationship with the Company is terminated.

Option Exercises and Stock Vested

The following table sets forth information on stock option exercises by named executive officers during the fiscal year ended December 31, 2006:

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

James H. Sabry, M.D., Ph.D.	77,000	$534,658
Robert I. Blum	100,001	$682,111
Andrew Wolff, M.D., F.A.C.C.	—	—
Sharon A. Surrey-Barbari	—	—
David J. Morgans, Jr., Ph.D.	80,000	$556,222

Potential Payments Upon Termination or Change of Control

The Company has Executive Employment Agreements with each of the executive officers, including those named in the summary compensation table. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by the Company or its successor other than for cause (a “qualifying resignation or termination”) and such officers sign a standard release of claims.

“Good reason” includes a material reduction in salary or benefits other than a reduction affecting Company employees; a material decrease in duties or responsibilities; relocation of the place of employment to a location more than fifty miles from the Company’s location at the time of the change in control; or failure of the successor entity to assume and perform under the Executive Employment Agreement.

“Cause” includes failure to perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to the Company or constitutes gross misconduct; material breach of terms of the Executive Employment Agreement; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against the Company.

Upon a qualifying resignation or termination, such officers, other than James H. Sabry (whose terms are described below), will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of options for Company Common Stock held by them; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of the Company’s Common Stock held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits.

Upon a qualifying resignation or termination, Dr. Sabry will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Company Common Stock held by him; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of the Company’s Common Stock held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits.

As of December 31, 2006, none of the named executive officers held unvested shares of Common Stock that were subject to the Company’s right of repurchase.

Payments made to an executive officer under the change of control provisions of the Executive Employment Agreements are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses. Dr. Sabry is subject to a non-competition clause for a period of twenty-four months following a qualifying resignation or termination, and the other named executive officers are subject to a non-competition clause for a period of eighteen months following a qualifying resignation or termination.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment was terminated on December 31, 2006:

			Acceleration of	Continuation
			Vesting of	of Employee
Name	Salary	Bonus	Stock Options	Benefits	Total

James H. Sabry, M.D., Ph.D.	$800,009	$211,328	$24,017	$32,840	$1,068,194
Robert I. Blum	$489,689	$136,027	$65,986	$24,735	$716,437
Andrew Wolff, M.D., F.A.C.C.	$475,698	$99,106	$5,633	$19,596	$600,033
Sharon A. Surrey-Barbari	$447,716	$93,276	$6,014	$24,642	$571,648
David J. Morgans, Jr., Ph.D.	$419,734	$87,446	$10,880	$24,575	$542,635

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Summary Compensation Table

The following table summarizes the total compensation earned by the Company’s non-employee Directors for the fiscal year ended December 31, 2006:

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation		Total
Name	($)	($)(1)(2)	($)		($)

Stephen Dow(3)	$56,075	$37,505	—		$93,580
A. Grant Heidrich, III(4)	$47,875	$37,505	—		$85,380
Charles Homcy, M.D.(5)	$30,750	$37,505	$25,000	(9)	$93,255
Mark McDade(6)	$33,875	$52,539	—		$86,414
Michael Schmertzler(7)	$41,950	$37,505	—		$79,455
James A. Spudich, Ph.D.(8)	$31,875	$37,505	$50,455	(10)	$119,835

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards pursuant to the Company’s equity incentive plans, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(2)	The grant date fair value of stock options awards granted to each of the outside directors during the fiscal year ended December 31, 2006 was $37,505.

(3)	As of December 31, 2006, Mr. Dow had outstanding options to purchase 15,000 shares of Common Stock, all of which were exercisable.

(4)	As of December 31, 2006, Mr. Heidrich had outstanding options to purchase 15,000 shares of Common Stock, all of which were exercisable.

(5)	As of December 31, 2006, Dr. Homcy had outstanding options to purchase 57,500 shares of Common Stock, all of which were exercisable.

(6)	As of December 31, 2006, Mr. McDade had outstanding options to purchase 17,500 shares of Common Stock, 10,833 of which were exercisable.

(7)	As of December 31, 2006, Mr. Schmertzler had outstanding options to purchase 15,000 shares of Common Stock, all of which were exercisable.

(8)	As of December 31, 2006, Dr. Spudich had outstanding options to purchase 25,000 shares of Common Stock, all of which were exercisable.

(9)	Represents consulting fees earned by Dr. Homcy for services provided to the Company.

(10)	Represents fees earned by Dr. Spudich for services rendered in his capacity as a member of our Scientific Advisory Board.

Non-Employee Director Compensation

The Company reimburses its non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings. During the first three quarters of 2006, non-employee Directors received an annual retainer of $15,000. For meetings held prior to July 19, 2006, Directors were also paid a per meeting fee of $750 for attendance at each Board of Directors and committee meeting or $500 for each such meeting attended by telephone. The Chairpersons of the Compensation Committee and the Nominating and Governance Committee each received, in lieu of the committee meeting fees described above, a $1,500 per committee meeting fee for attendance in person and $1,000 per committee meeting fee for attendance by telephone. The Chairperson of the Audit Committee, in lieu of the committee meeting fees described above, received a $2,250 per committee meeting fee for attendance in person and $1,500 per committee meeting fee for attendance by telephone.

At the Board’s July 19, 2006 meeting, survey results from the consulting firm Frederic W. Cooke & Co., Inc. were reviewed regarding current pay practices for director compensation. Although the Company has historically targeted compensation for non-employee Directors at the average for a utility peer group, the survey indicated that Cytokinetics director compensation was below the average. Therefore, the Board approved an increase in director compensation effective July 19, 2006. Non-employee Directors now receive an annual retainer of $20,000. Other increases that went into effect at that time include a new per meeting fee of $1,500 and $1,000 for attendance at each Board of Directors and committee meeting, respectively, and $1,000 and $650, respectively, for each such meeting attended by telephone. Directors who serve as Board Committee Chairpersons receive an additional $2,500 annual retainer, with the exception of the Chairperson of the Audit Committee, who will receive a $10,000 annual retainer.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Incentive Plan, and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors.

In January and March 2004, our Board of Directors and stockholders, respectively, approved our 2004 Equity Incentive Plan, which provides for automatic grants of stock options to directors who are not our officers or employees. Previous to the Board of Directors’ July 19, 2006 meeting, the 2004 Equity Incentive Plan provided that such directors would automatically receive:

•	a one-time option grant of 10,000 shares vesting annually over three years from the date of joining the Board of Directors, which is to be granted on such date (exercisable at a price per share equal to the fair market value of our Common Stock on the date of grant); and

•	annual option grants of 7,500 shares vested in full on the date of grant, which are to be granted on the date of each annual stockholder meeting (exercisable at a price per share equal to the fair market value of our Common Stock on the date of grant), provided that such grant will only be made to non-employee Directors that have been members of the Board of Directors for at least six months at the time of such annual stockholder meeting.

For option grants to non-employee Directors subsequent to July 19, 2006, the Board has approved an increase in the number of shares to 20,000 for the initial option grant on joining the Board of Directors, and 10,000 for the annual option grant. All other terms of the awards such as grant date, vesting date and exercise price remain unchanged.

Employee Directors who meet the eligibility requirements may participate in the Company’s 2004 Employee Stock Purchase Plan.

The Company maintains directors and officers indemnification insurance coverage. This insurance covers directors and officers individually. These policies currently run from May 15, 2006 through May 15, 2007 at a total annual cost of $403,650. The primary carrier is Old Republic Insurance Co.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, and (v) the Company’s systems of internal accounting and financial controls;

•	Prepare a report in the Company’s annual proxy statement in accordance with the rules of the SEC;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2006, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit Committees, as amended, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•	Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company.

•	Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Stephen Dow
A. Grant Heidrich
Michael Schmertzler

Dated: April 5, 2007

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2006, our executive officers and directors of the Company complied with all applicable filing requirements with the exception of one Form 4 filing by James A. Spudich, Ph.D., a director of the Company. Dr. Spudich’s Form 4 reporting the sale of 2,200 shares of the Company’s Common Stock was filed on August 2, 2006, rather than on the due date of July 27, 2006.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, be reviewed and approved according to an established procedure. Such a transaction is reviewed and approved by our Audit Committee as required by the Audit Committee’s charter, and upon such approval is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead we review each such transaction on a case by case basis. Our policy is to require that all compensation-related matters be recommended for Board of Director approval by the Compensation Committee and that any waiver of our Code of Ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

Loans to Management

In connection with the employment of David J. Morgans, Jr., Ph.D., we provided Dr. Morgans and Sandra Morgans with an unsecured loan pursuant to a promissory note dated October 18, 2000, in the amount of $150,000 and an interest rate of 5.8% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Morgans’ employment with us. Accrued interest was forgiven on October 18, 2001, 2002, 2003 and 2004. Accrued interest and 25% of the original principal balance is forgiven on October 18, 2005, 2006, 2007, and 2008, assuming his continued employment with the Company. If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

In connection with the employment of David J. Morgans Jr., Ph.D., we provided Dr. Morgans and Sandra Morgans with an unsecured loan, pursuant to a promissory note dated May 20, 2002, in the amount of $37,400 and an interest rate of 5.7% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Morgans’ employment with us. Accrued interest was forgiven on May 20, 2003, 2004, 2005 and 2006. Accrued interest and 25% of the original principal balance will be forgiven on May 20, 2007, 2008, 2009 and 2010, assuming his continued employment with the Company. If Dr. Morgans’ employment with the Company terminates due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

In connection with the employment of James H. Sabry, M.D., Ph.D., we provided Dr. Sabry and Sandra J. Spence with an unsecured loan pursuant to a promissory note dated November 12, 2001, in the amount of $200,000 and an interest rate of 5.18% per annum. The total loan amount, in addition to accrued interest, is forgivable over the course of Dr. Sabry’s employment with us. Accrued interest was forgiven on November 12, 2002, 2003, 2004 and 2005. Accrued interest and 25% of the original principal balance is forgiven on November 12, 2006, 2007, 2008 and 2009, assuming his continued employment with the Company. If Dr. Sabry’s employment with the Company terminates due to due to his death or permanent disability, 100% of the remaining principal and interest related to the loan would be forgiven.

Collaboration and Option Agreement and Common Stock Purchase Agreement with Amgen Inc.

On December 29, 2006, the Company entered into a collaboration and option agreement with Amgen Inc. (“Amgen”) to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. The agreement provides a non-exclusive license and access to certain technology, as well as providing Amgen an option to participate in future development and commercialization of the CK-1827452 world-wide, excluding Japan. Under the terms of the agreement, the Company will receive an upfront, non-refundable license and technology access fee of $42.0 million from Amgen, which we will recognize ratably over the maximum term of the non-exclusive license, which is four years. Management determined that the obligations under the non-exclusive license did not meet the requirement for separate units of accounting and therefore should be recognized as a single unit of accounting.

During the initial research term of the collaboration and option agreement, in addition to performing research at our own expense, the Company will conduct all development activities at our own expense for CK-1827452 in accordance with an agreed upon development plan. Amgen’s option is exercisable during a defined period the ending of which is dependent upon satisfaction of certain conditions, primarily CK-1827452 being developed to meet pre-defined criteria in Phase IIa clinical trials conducted during the initial research term. To exercise its option, Amgen is required to pay a non-refundable fee of $50.0 million and thereafter would have an exclusive license. On exercise of the option, the Company is required to transfer all data and know-how necessary to enable Amgen to assume responsibility for development and commercialization of CK-1827452 and related compounds, which Amgen will perform at its sole expense. Development services, if any, performed by the Company after commencement of the exclusive license term will be reimbursed by Amgen. Under the terms of the agreement, the Company may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600.0 million in the aggregate on CK-1827452 and other potential products arising from research under the collaboration as well as royalties that escalate based on increasing levels of the annual net sales of products commercialized under the agreement. The agreement also provides for the Company to receive increased royalties by co-funding Phase III development costs of drug candidates under the collaboration. If the Company elects to co-fund such costs, it would be entitled to co-promote products in North America and participate in agreed commercial activities in institutional care settings, at Amgen’s expense. If Amgen elects not to exercise its option on CK-1827452, the Company may then proceed to independently develop CK-1827452 and the research collaboration would terminate. In 2006, the Company recognized $100,000 in license revenue under the agreement.

In connection with entering into the collaboration and option agreement, the Company also entered into a common stock purchase agreement (the “CSPA”) with Amgen, which provides for the sale of 3,484,806 shares of the Company’s Common Stock at a price per share of $9.47 and an aggregate purchase price of approximately $33.0 million. On January 2, 2007, the Company issued 3,484,806 shares of Common Stock to Amgen under the CSPA. The Common Stock was valued using the closing price of the Common Stock on December 29, 2006, the last trading day of the Common Stock prior to issuance. The difference between the price paid by Amgen of $9.47 per share and the stock price of $7.48 per share of Common Stock totaled $6.9 million. This premium was recorded as deferred revenue in January 2007 and will be recognized ratably over the maximum term of the non-exclusive license granted to Amgen under the collaboration and option agreement, which is approximately four years.

Collaboration and Facilities Agreement with Portola Pharmaceuticals

In August 2004, the Company entered into a collaboration and facilities agreement with Portola Pharmaceuticals, Inc. (“Portola”), replacing a verbal agreement entered into in December 2003. Under the agreement, Portola provided research and related services and access to a portion of their facilities to support such services. Charles J. Homcy, M.D., is the President and CEO of Portola, a member of the Company’s Board of Directors and a consultant to the Company. In the years ended December 31, 2006, 2005 and 2004, the Company incurred expenses of $913,000, $1.4 million and $1.2 million, respectively, for research services provided under this agreement. No such expenses were incurred prior to 2004. In March 2005, the agreement was amended to provide for the purchase and use of certain equipment by Portola in connection with Portola providing research and related services to the Company and the Company’s reimbursement to Portola of $285,000 for the equipment in eight quarterly payments from January 2006 through October 2007. The entire equipment reimbursement of $285,000 was recognized in expenses in 2005. In March 2006, the agreement was amended to extend it through December 31, 2006 and update certain pricing and other terms and conditions. Accounts payable and accrued liabilities at December 31, 2006 and 2005 included $164,000 and $649,000, respectively, payable to Portola for such services. The Company also paid consulting fees to Dr. Homcy of $25,000 in 2006 and 2005 and $27,000 in 2004.

In August 2006, the Company entered into an agreement with Portola whereby Portola sub-subleased approximately 2,500 square feet of office space from the Company at a monthly rate of $1.75 per square foot. The term of the agreement commenced on August 22, 2006 and continued until October 31, 2006, with the option to extend on a month-to-month basis thereafter. Sublease income from this agreement offsets rent expense. In February 2007, Portola notified us of their intent to terminate the sublease agreement.

Amendment of Collaboration and License Agreement with GlaxoSmithKline

In 2001, the Company entered into a collaboration and license agreement with GlaxoSmithKline (“GSK”), establishing a strategic alliance to discover, develop and commercialize small molecule drugs for the treatment of cancer and other diseases. Under this agreement, GSK agreed to pay the Company an upfront licensing fee for rights to certain technologies and milestone payments regarding performance and developments within agreed-upon projects. In conjunction with these projects, GSK agreed to reimburse the Company’s costs associated with the strategic alliance. In accordance with the agreement, in 2001 GSK made a $14.0 million equity investment in the Company. In 2001, the Company also received $14.0 million for the upfront licensing fee, which was recognized ratably over the initial five-year research term of the agreement. In the years ended December 31, 2006, 2005 and 2004, the Company recognized $1.4 million, $2.8 million and $2.8 million, respectively, as license revenue under this agreement. At December 31, 2006 and 2005, license revenue of none and $1.4 million, respectively, under this agreement was deferred. The Company received and recognized as revenue $1.6 million, $4.5 million and $6.1 million in full time equivalent and other expense reimbursements for the years ended December 31, 2006, 2005 and 2004, respectively, and $31.9 million in the period from August 5, 1997 (inception) through December 31, 2006. The Company also received and recognized as revenue none, $500,000, and $3.3 million in performance milestone payments under the agreement for the years ended December 31, 2006, 2005 and 2004, respectively, and $7.0 million in the period from August 5, 1997 (inception) through December 31, 2006 as no ongoing performance obligations existed with respect to this aspect of the agreement.

Under the November 2006 amendment to the agreement, the Company assumed responsibility, at its expense, for the continued research, development and commercialization of inhibitors of kinesin spindle proteins, including ispinesib and SB-743921, and other mitotic kinesins. Under the November 2006 amendment, the Company’s development of ispinesib and SB-743921 is subject to GSK’s option to resume responsibility for the development and commercialization of either or both drug candidates during a defined period. If GSK exercises its option for a drug candidate, it will pay the Company an option fee equal to the costs the Company independently incurred for that drug candidate, plus a premium intended to compensate for the cost of capital associated with such costs, subject to an agreed limit for such costs and premium. Upon GSK exercising its option for a drug candidate, the Company may receive additional pre-commercialization milestone payments with respect to such drug candidate and increased royalties on net sales of any resulting product, in each case, beyond those contemplated under the original agreement. If GSK does not exercise its option for a drug candidate, the Company will be obligated to pay royalties to GSK on the sales of any resulting products. The November 2006 amendment supersedes a previous amendment to the collaboration agreement dated September 2005, which specifically related to SB-743921.

CENP-E is the focus of translational research activities being conducted by GSK and the Company, and development activities being conducted by GSK. The ongoing activities for CENP-E are coordinated under an agreed joint research program during an extended research term under the June 2006 amendment to the collaboration and license agreement.

For those drug candidates that GSK develops under the strategic alliance, the Company can elect to co-fund certain later-stage development activities which would increase its potential royalty rates on sales of resulting drugs and provide the Company with the option to secure co-promotion rights in North America. If the Company exercises its co-promotion option, then it is entitled to receive reimbursement from GSK for certain sales force costs we incur in support of our commercial activities.

GSK made additional equity investments in the Company in 2003 and 2004 of $3.0 million and $7.0 million, respectively.

Investor Rights Agreement

Certain former holders of Preferred Stock, certain shares of Common Stock sold to an affiliate of GSK in connection with the Company’s initial public offering, and certain shares of Common Stock issuable upon the exercise of warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act of 1933, as amended. These rights are provided under the terms of the Company’s agreement with the holders of registrable securities. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that the Company register their shares for public resale. The first such registration requires an election by the holders of registrable securities holding at least 51% of the registrable securities, and the second such registration requires an election by the holders of registrable securities holding at least 25% of such registrable securities. The Company is obligated to register these shares only if the electing holders request the registration of at least 20% of the registrable securities held by such electing holders. In addition, twelve months after the effective date of the first registration of the Company’s securities, holders of at least 30% of the registrable securities resulting from the conversion in connection with the Company’s initial public offering of shares of the Company’s formerly outstanding Series C Preferred Stock may require on two occasions that the Company register their shares for public resale. The Company is obligated to register these shares resulting from the conversion of the Company’s formerly outstanding Series C Preferred Stock only if the requesting holders request the registration of at least 30% of the registrable securities held by such requesting holders that resulted from the conversion of the Company’s formerly outstanding Series C Preferred Stock. In addition, holders of registrable securities may require that the Company register their shares for public resale on Form S-3 or similar short-form registration, if the Company is eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $500,000. If the Company elects to register any of its shares of Common Stock for any public offering, the holders of registrable securities are entitled to include shares of Common Stock in the registration. However the Company may reduce the number of shares proposed to be registered in view of market conditions. The Company will pay all expenses in connection with any registration, other than underwriting discounts and commissions. These rights terminate on the earlier of five years after the effective date of the Company’s initial public offering or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period.

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of its directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

On March 14, 2007, the Compensation Committee awarded our Executive Chairman, James H. Sabry, an option to purchase 100,000 shares of our Common Stock in line with his contribution and competitive market data. Our President and Chief Executive Officer, Robert I. Blum, was awarded an option to purchase 250,000 shares of Common Stock in recognition of his contributions and the increased responsibilities associated with his promotion to President and Chief Executive Officer in January 2007. The Senior Vice President Clinical Research and Development and Chief Medical Officer, Andrew Wolff, the Senior Vice President Finance and Chief Financial Officer, Sharon A. Surrey-Barbari, and the Senior Vice President Preclinical Research and Development, David J. Morgans, were awarded options to purchase 55,000, 60,000, and 65,000 shares of Common Stock, respectively, in recognition of their contributions. These option grants were made our 2004 Equity Incentive Plan at an exercise price of $6.81 per share, the closing price on the date of grant.

The Company has entered into Executive Employment Agreements with James H. Sabry, Robert I. Blum, David W. Cragg, David J. Morgans, Jr., Sharon A. Surrey-Barbari, Jay K. Trautman and Andrew A. Wolff. See the description of such Executive Employment Agreements above under the captions, “Employment and Other Agreements” and “Potential Payments Upon Termination or Change of Control.”

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 5, 2007

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CYTOKINETICS, INCORPORATED
     The undersigned hereby appoints James H. Sabry and Sharon A. Surrey-Barbari, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 24, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	The Board of Directors recommends a vote FOR Items 1 and 2.	FOR	WITHHELD FOR ALL
1.	Election of Directors Nominees:	☐	☐
01	Stephen Dow
02	Mark McDade
03	Michael Schmertzler

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Selection of Independent Registered Public Accounting Firm	☐	☐	☐

WILL ATTEND
	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		☐

Signature(s) x	Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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